Exhibit 10.11

English Summary of Shenzhen Premises Lease Contract Entered into by and between Shenzhen Junlong Culture Communication Co., Ltd. ("the Company") and Hao Changsheng ("the Landlord") dated December 15, 2009

Main contents

  The landlord will lease to the Company the premises at Suite 1010, Unit D, Block 1, Yuanjing Garden, Longxiang Avenue, Shenzhen of 124.81 square meters for the purpose of office.

  Term: From December 1, 2009 to December 1, 2010.

  Rental/Deposit: RMB 1860 per month with 1 month rental as deposit. The rental shall be paid on monthly basis.

  The landlord may not sublease the leased premises in part or in whole to a third party without a prior written consent from the landlord.

  The landlord is responsible for maintenance and safety of the leased premises.

  The company shall take good care of and reasonably use the premises and the attached facilities during the lease term. The company shall be responsible for the immediate repair for the damages to the leased premises or facilities due to the company’s improper use. In case the company fails to fix the damages on time, the landlord may have them repaired on the company’s behalf with the fees incurred born by the company.

Summary of the articles omitted

  Other fees involved

  Conditions for returning deposit.

  Maintenance of leased premises

  Termination and amendment of agreement

  Returning of leased premises

  Dispute resolution

  Registration of lease agreement

  Miscellaneous